GLYKO BIOMEDICAL LTD.






                         Management Information Circular
























                                January 28, 1999

                              GLYKO BIOMEDICAL LTD.
                            Scotia Plaza, Suite 2100
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3C2


                         MANAGEMENT INFORMATION CIRCULAR


SOLICITATION OF PROXIES

This Management Information Circular is furnished in connection with the solicitation of proxies by the Management of Glyko Biomedical Ltd. (the "Corporation") for use at the Special Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the attached Notice of Special Meeting of Shareholders. It is anticipated that the solicitation will be by mail primarily, but proxies may also be solicited personally by regular employees of the Corporation. The cost of such solicitation will be borne by the Corporation.

The form of proxy forwarded to Shareholders on February 4, 1999 with the Notice of Special Meeting confers discretionary authority upon the proxy nominees with respect to various matters identified in the Notice of Special Meeting of Shareholders or other matters which may properly come before the Meeting.

The form of proxy affords the Shareholder the opportunity to specify that the shares registered in his name shall be voted or withheld from voting on and to vote for or against any ballot that may be called for, in accordance with the specifications made by Shareholders.

In respect of proxies in which the Shareholders have not specified that the proxy nominees are required to vote for or vote against, the shares represented by such proxies will be voted for the applicable resolutions.


APPOINTMENT AND REVOCATION OF PROXIES

A Shareholder has the right to appoint a person (who need not be a Shareholder) to attend and act for him and on his behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the registered office of the Corporation or the Corporation's transfer agent not less than 48 hours (exclusive of Saturdays and holidays) before the time of the Meeting or with the Chairman of the Meeting before the time of the Meeting or any adjournment thereof.

A Shareholder who has given a proxy may revoke it at any time in so far as it has not been exercised. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of such Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by law.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On January 28, 1999, 28,950,029 Common Shares without par value of the Corporation were issued and outstanding. Each Common Share entitles the holder thereof to one vote at all meetings of Shareholders.

All holders of Common Shares of record as of the time of the Meeting or any adjournment thereof are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Corporation, to attend and vote thereat by proxy the Common Shares held by them.

The following table lists certain information regarding beneficial ownership of the Corporation's Common Shares as of January 28, 1999, by (i) those persons who own more than 5% of the Corporation's common stock, (ii) each of the Corporation's "Named Executive Officers" (as defined below), (iii) each of the Corporation's directors, and (iv) by the Corporation's officers and directors as a group. The statements as to the shares of the Corporation beneficially owned or over which control or direction is exercised by the Corporation's directors are in each instance based upon information furnished by the person concerned.

                                      -3-

------------------------------ ---------------------------------- ---------------------- =======================

                                Name and Address of Beneficial    Number of Shares Held     Percent of Class
       Title of Class                        Owner
------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  New York Life Insurance Company             4,185,000(1)          13.8%
                               51 Madison Avenue
                               New York, NY 10010

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  LaMont Asset Management                     3,759,069(2)          13.0%
                               Baarerstrasse 10
                               P.O. box 4639
                               6304 Zug, Switzerland

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  Gwynn R. Williams                          3,475,188 (3)          11.8%
                               c/o Life Science Research Ltd.
                               3rd Floor Salisbury House
                               15 Victoria Street
                               Douglas, Isle of Man
                               British Isles, UK

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  Trianon Opus One Inc.                          1,764,000           6.1%
                               Julius Baer Securities Inc.
                               330 Madison Avenue
                               New York, NY  10017

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  John C. Klock                                 627,817(4)           2.2%
                               c/o  BioMarin Pharmaceutical
                               371 Bel Marin Keys Blvd. #210
                               Novato, CA  94949

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  Christopher M. Starr                          15,944 (5)            *
                               c/o  BioMarin Pharmaceutical
                               371 Bel Marin Keys Blvd. #210
                               Novato, CA  94949

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  John H. Craig                                 113,521(6)            *
                               c/o Cassels Brock & Blackwell,
                               Scotia Plaza, Suite 2100,
                               40 King Street West
                               Toronto, ON  M5H 3C2

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  R. William Anderson                           92,520 (7)            *
                               c/o  BioMarin Pharmaceutical
                               371 Bel Marin Keys Blvd. #210
                               Novato, CA  94949

------------------------------ ---------------------------------- ---------------------- =======================



                                      -4-

------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  John S. Glass                                109,000 (8)            *
                               Milkhaus Laboratory, Inc.
                               48 Main Street
                               Boxford, MA  01921

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  Mark I. Young                                  42,000(9)            *
                               c/o Cassels Brock & Blackwell,
                               Scotia Plaza, Suite 2100, 40
                               King Street West,
                               Toronto, ON  M5H 3C2

------------------------------ ---------------------------------- ---------------------- =======================
------------------------------ ---------------------------------- ---------------------- =======================
Common Shares                  All Officers and Directors                 4,475,990(10)          15.1%

------------------------------ ---------------------------------- ---------------------- =======================

* Less than 1%

(1) Includes 1,311,562 Common Shares issuable upon exercise of common share purchase warrants.
(2) Includes 20,000 Common Shares issuable upon exercise of common share purchase warrants.
(3) Includes 92,520 Common Shares issuable upon exercise of options within 60 days of January 28, 1999 and 312,568 Common Shares issuable upon exercise of common share purchase warrants.
(4) Includes  2,000 Common  Shares  issuable upon exercise of options within 60 days of January 28, 1999.
(5) Includes 5,829 Common Shares issuable upon exercise of common share purchase warrants.
(6) Includes 68,520 Common Shares issuable upon exercise of options within 60 days of January 28, 1999.
(7)Includes 92,520 Common Shares issuable upon exercise of options within 60 days of January 28, 1999.
(8) Includes 89,000 Common Shares issuable upon exercise of
options  within 60 days of January 28, 1999.
(9) Includes 41,000 Common Shares issuable upon exercise of options within 60 days of January 28, 1999
(10)Includes 385,560 Common Shares issuable upon exercise of options within 60 days of January 28, 1999 and 318,397 Common Shares issuable upon exercise of common share purchase warrants. Excludes shares held by LaMont Asset Management S.A., New York Life, and Trianon Opus One, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information about the compensation paid to, or earned by, those who were, at December 31, 1998, the President, Chief Executive Officer and Chief Financial Officer of the Corporation and the Managing Director of the Corporation, being the only executive officers of the Corporation (collectively, the "Named Executive Officers") by the Corporation and BioMarin Pharmaceutical Inc. ("BioMarin"). Specific aspects of their compensation are dealt with in further detail in subsequent tables.

Glyko Biomedical Ltd.:

========================== ------- ========================================== ------------------ ===================

   Name and Principal                                                             Long-term          All Other
        Position           Year               Annual Compensation               Compensation        Compensation
                                                                                                      (U.S.$)
                                    ----------- ---------- ------------------ ------------------ -------------------

                                                             Other Annual      Securities Under
                                     Salary       Bonus      Compensation      Options Granted
                                     (U.S.$)     (U.S.$)        (U.S.$)              (#)
========================== ------- ------------ ---------- ------------------ ------------------ ===================
John C. Klock
President, Chief
Executive Officer,
Chief Financial Officer,
and Director
                           1998         18,750     --             --                  11,290(2)          --
                           1997         97,226     --             --                  64,740(2)          --
                           1996        187,297     --             --                  75,876(2)          --
                           ------- ------------ ---------- ------------------ ------------------ ===================
========================== ------- ------------ ---------- ------------------ ------------------ ===================
Brian Bradley(1)
Managing Director          1998        101,602     --             --                 150,000(2)          --

========================== ------- ------------ ---------- ------------------ ------------------ ===================

(1)  On April 1, 1998, Brian Bradley,  Ph.D. was appointed as Managing  Director of the Corporation and Christopher
    M. Starr, Ph.D. resigned as Vice President of Research and Development.
(2)  Options  were  assumed by BioMarin as part of the sale of Glyko,  Inc. on October 7, 1998.  See  "Interest  of
    Insiders in Material Transactions."

BioMarin Pharmaceutical, Inc.(1):

========================== ------- ========================================== ------------------ ===================

   Name and Principal                                                             Long-term          All Other
        Position           Year               Annual Compensation               Compensation        Compensation
                                                                                                      (U.S.$)
                                                                                                 ===================
                                   ------------ ------------ ---------------- ------------------


                                                                              Securities Under
                                                              Other Annual     Options Granted
                                     Salary        Bonus      Compensation           (#)
                                     (U.S.$)      (U.S.$)        (U.S.$)
========================== ------- ------------ ------------ ---------------- ------------------ ===================

John C. Klock              1998        222,450   87,500(2)         --              300,000               --
President  and Director    1997        146,914      --             --                --                  --
========================== ------- ------------ ------------ ---------------- ------------------ ===================

R. William Anderson        1998         90,484      --             --              200,000               --
Vice-President, Finance
and Administration and
Chief Financial Officer

========================== ======= ============ ============ ================ ================== ===================

(1)   The Corporation.  owns 41% of BioMarin Pharmaceutical,  Inc. ("BioMarin").  Certain officers and directors of the Corporation are also officers and directors of BioMarin.
(2)   Includes amounts paid in 1999 for 1998.

Long-term Compensation Plans

Option Grants in 1998

Pursuant to the Corporation's stock option plan (the "Plan"), the Board of Directors may from time to time authorize the granting to directors, officers, employees and consultants of the Corporation of options to purchase up to 3,000,000 Common Shares. Granting of options in excess of the 3,000,000 share maximum is subject to shareholder approval. The exercise price of any option shall be fixed by the Board of Directors provided that such price may not be less than the market price of the Common Shares on the trading day prior to the date of grant. Payment of such exercise price must be made in full at the time of exercise.

Options under the Plan may be granted for any term up to ten years, are non-assignable, and are subject to earlier termination upon the termination of an optionee's employment for any cause including retirement, permanent disability but not death. In the event of death of an optionee, his estate may be entitled for a period of six months thereafter to exercise any option which a deceased optionee would have been entitled to exercise if then alive but in any event not after the date of expiration of the option. No individual may hold options to purchase more than 5% of the number of Common Shares outstanding from time to time.

The purpose of the Plan is to attract and motivate the directors, officers, employees and consultants of the Corporation and to advance the Corporation by affording such persons the opportunity to acquire an equity interest in the Corporation. In determining whether options will be granted, the Board of Directors will review the financial position of the Corporation, the performance of such individuals in carrying out their duties and their willingness to serve the needs of the Corporation in general and the general state of the financial markets.

The following table provides details of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1998 pursuant to the Plan.

----------------------- --------------- ------------------- ------------------ ------------------ ===================
                                                                               Market Value of
                        Securities      % of Total                             Securities
                        Under Options   Options Granted                        Underlying
                        Granted         to Employees in     Exercise/Base      Options of the
Name                    (#)(1),         Financial Year      Price              Date of Grant
                                                            (Cdn.$/Security)   (Cdn.$/Security)   Expiration Date
----------------------- --------------- ------------------- ------------------ ------------------ ===================
----------------------- --------------- ------------------- ------------------ ------------------ ===================

John C.  Klock            11,290(2)             5%                $1.25              $1.25            31-DEC-02

----------------------- --------------- ------------------- ------------------ ------------------ ===================
----------------------- --------------- ------------------- ------------------ ------------------ ===================

Brian Bradley             150,000(2)           64%                $3.45              $3.45            31-MAR-03

----------------------- --------------- ------------------- ------------------ ------------------ ===================

(1)   Securities Under Options Granted refers to Common Shares.
(2) Options Granted in 1998 were assumed by BioMarin as part of the Glyko, Inc. sale on October 7, 1998.

Options Exercised and Options Remaining

The following table provides detailed information regarding options exercised by the Named Executive Officers and directors of the Corporation during 1998. In addition, details on remaining options held are provided.

========================= ------------- ------------- ==================================== ====================================
                                                                                                  Value of Unexercised
                                                            Unexercised Options at               in-the-money Options at
                                                               December 31, 1998                  December 31, 1998(1)

                                                      ---------------- ------------------- ----------------- ==================


                           Securities
                            Acquired     Aggregate
                          on Exercise      Value
                              (#)         Realized      Exercisable      Unexercisable       Exercisable     Unexercisable
          Name                            (Cdn.$)           (#)               (#)              (Cdn.$)            (Cdn.$)
========================= ------------- ------------- ---------------- ------------------- ----------------- ==================
R. William Anderson             20,000       $48,000           90,520          --                  $535,340         --
========================= ------------- ------------- ---------------- ------------------- ----------------- ==================
Brian Bradley (2)              --            --                28,125      121,875                 $92,812      $495,000
========================= ------------- ------------- ---------------- ------------------- ----------------- ==================
John H. Craig                   20,000       $48,000           90,520          --                  $535,340         --
========================= ------------- ------------- ---------------- ------------------- ----------------- ==================
John S. Glass                   20,000       $20,000           87,000          --                  $515,100         --
========================= ------------- ------------- ---------------- ------------------- ----------------- ==================
John C. Klock(2) (3)           534,672    $1,106,167          140,616          --                  $923,646         --
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ==================
Gwynn R. Williams               20,000       $48,000           90,520          --                  $535,340         --
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ==================
Mark I. Young                  --            --                39,000          --                  $140,300         --
========================= ------------- ============= ---------------- =================== ----------------- ==================

(1) Based on the closing price of Common Shares on The Toronto Stock Exchange on December 31, 1998 of $6.75.
(2) Options were assumed by BioMarin as part of the sale of Glyko, Inc. on October 7, 1998.
(3) These Common Shares acquired were purchase by a loan from the Corporation. See "Indebtedness of Directors, Executive Officers And Senior Officers."

COMPENSATION OF DIRECTORS

Each non-executive Director of the Corporation received 16,000 stock options in 1998 at an exercise price of Cdn.$1.25 expiring on December 31, 2002 in lieu of monetary compensation for services rendered in their capacity as directors.

PERFORMANCE GRAPH

The following graph compares the Company's cumulative total shareholder return with the cumulative total return of the TSE 300 Composite Index, assuming a $100 investment in Common Shares on December 31, 1993 and reinvestment of dividends during the period. The period covered by the graph includes the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994.



                       Dec-93   Dec-94   Dec-95   Dec-96    Dec-97   Dec-98

TSE 300.............   100      99.8     114.3    146.7     168.7     166
The Company.........   100      29.8      22.8     14.0      43.9     236.8

REPORT ON EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 1998, the Compensation Committee comprised Messrs. Anderson and Williams. It is the responsibility of the Compensation Committee to determine the level of compensation in respect of the Corporation's senior executives with a view to providing such executives with a competitive compensation package having regard to performance. Performance is defined to include achievement of the Corporation's strategic objective of growth and the enhancement of shareholder value through increases in the stock price resulting from increases in sales and earnings in Glyko, Inc. and increase in value in its holdings of BioMarin. In October 1998, the Corporation increased its holdings in BioMarin by the sale of its wholly-owned subsidiary, Glyko, Inc. to BioMarin for a value of U.S.$14.5 million. See "Interest of Insiders in Material Transactions."

Compensation for executive officers is composed primarily of three components; namely, base salary, performance bonuses and the granting of stock options. Performance bonuses are considered from time to time having regard to the above referenced objectives.

In establishing the levels of base salary, the award of stock options and performance bonuses the Compensation Committee takes into consideration individual performance, responsibilities, length of service and levels of compensation provided by industry competitors.

Submitted by:

Mr. R. William Anderson
Mr. Gwynn Williams

PARTICULARS OF MATTERS TO BE ACTED UPON

Grant of Options

On July 15, 1996, the Corporation entered into an agreement with The Sage Group, Inc. (the "Sage Group") whereby the Sage Group was retained to prepare a valuation of the Corporation's analytical business and to assist the Corporation with the divestiture of such business. In addition to certain other consideration to be paid to the Sage Group, the Corporation agreed to pay the Sage Group a monthly fee of U.S.$7,500 from July to December 1996 and U.S.$5,000 from January to June 1997.

On October 25, 1996, the Corporation agreed, subject to the approval of The Toronto Stock Exchange, to grant options to acquire 100,000 Common Shares of the Corporation in consideration of the reduction of the monthly retainer fee to be paid to the Sage Group by October 1996 from June 1997 by one-half, being an aggregate of U.S.$26,250. The options are exercisable at an exercise price of U.S.$0.50 per share at any time on or before October 26, 2001. Fifty thousand (50,000) options were to vest upon approval of The Toronto Stock Exchange and 10,000 options were to vest on the last day of each calendar month for the five months commencing October 1996.

The Toronto Stock Exchange has accepted notice of the grant of options to the Sage Group to purchase 100,000 Common Shares at an exercise of U.S.$0.50 per share expiring October 26, 2001, subject to, among other things, approval by a majority of votes cast at a meeting of Shareholders.

Shareholders will be asked to consider and if deemed advisable pass a resolution authorizing and approving the grant of options to the Sage Group. Unless otherwise indicated, proxies in the enclosed form will be voted for the approval of the resolutions relating to the grant of options to the Sage Group on any ballot requested or required by law.

The text of the resolution Shareholders will be asked to consider is set forth below. The affirmative vote of a majority of the votes cast in respect thereof is required in order to pass such resolution.

"NOW THEREFORE BE IT RESOLVED THAT:

1. The grant of options for services performed by The Sage Group Inc. to purchase an aggregate of 100,000 Common Shares of the Corporation at an option exercise price of U.S.$0.50 per share on or before October 26, 2001 is hereby authorized and approved.

2. Any one officer or director of the Corporation be and he is hereby authorized and directed, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under seal of the Corporation or otherwise and to deliver or cause to be delivered, all such other deeds, documents, instruments and assurances and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the terms of the foregoing resolution."

Re-Pricing of Certain Options Held by Insiders

On December 10, 1992, the Corporation granted options to purchase an aggregate of 657,000 Common Shares of the Corporation to directors, officers and employees at an exercise price of Cdn.$2.75 per share on or before December 31, 1998. Effective August 3, 1994, the Board of Directors of the Corporation approved the re-pricing of 473,000 of such options from $2.75 per share to $1.00 per share, the market price of the Common Shares on August 3, 1994. An aggregate of 300,000 of such re-priced options had been granted to officers and directors of the Corporation (the "Insiders") of which 150,000 had been granted to Christopher Starr, Vice President, Research and Development of the Corporation and 150,000 had been granted to John Hamilton, the former Chief Financial Officer of the Corporation. As of the date hereof, 300,000 re-priced options have been exercised by the Insiders.

The Toronto Stock Exchange has accepted the notice of amendment to the exercise price of the 300,000 re-priced options held by the Insiders subject to, among other things, the approval of Shareholders holding a majority of the votes cast at a meeting of Shareholders, other than votes attached to Common Shares held by the Insiders and their associates.

Shareholders will be asked to consider and if deemed advisable pass a resolution authorizing and approving the re-pricing of 300,000 options granted to the Insiders and ratifying the exercise of 300,000 of such options by the Insiders. Unless otherwise indicated, proxies in the enclosed form will be voted for the approval of the resolution on any ballot requested or required by law.

An aggregate of 89,510 Common Shares held by the Insiders will not be eligible to vote of this resolution. As a result, 28,860,519 Common Shares of the Corporation may be voted.

The text of the resolution that Shareholders will be asked to consider is set forth below. The affirmative vote of a majority of the votes cast in respect thereof, other than votes cast by the Insiders and their respective associates, is required in order to pass such resolution:


"NOW THEREFORE BE IT RESOLVED THAT:

1. The amendment to the exercise price of an aggregate of 300,000 options to purchase Common Shares of the Corporation on or before December 31, 1998 granted to certain insiders of the Corporation from $2.75 per share to $1.00 per share is hereby authorized and approved.

2. The exercise of an aggregate of 300,000 options to purchase Common Shares of the Corporation at an exercise price of $1.00 per share by certain insiders of the Corporation is hereby ratified and approved.

3. Any one officer or director of the Corporation be and he is hereby authorized and directed, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under seal of the Corporation or otherwise and to deliver or cause to be delivered, all such other deeds, documents, instruments and assurances and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the terms of the foregoing resolution."

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the best of the Corporation's knowledge, none of the directors, senior officers and principal shareholders of the Corporation or any respective associates or affiliates of any director, senior officer or principal shareholder of the Corporation had any direct or indirect interest in any material transactions of the Corporation entered into since January 1, 1998, save and except that:

On October 7, 1998, the Corporation sold 100% of the outstanding capital stock of Glyko, Inc. to BioMarin. As consideration for such sale, BioMarin issued
2,259,039 shares of common stock of BioMarin to the Corporation, agreed to assume options to purchase up to 585,969 Common Shares (which options were previously issued to employees of Glyko, Inc.) and paid the Corporation $500 in cash. The shares of BioMarin common stock were valued at $6.00 per share, yielding a total value of $13,554,234, and the options assumed were valued at $945,765, which, when combined with the $500 in cash, yields a total value for the consideration received of $14,500,499. As a result of the sale of Glyko, Inc. the Corporation's ownership interest in BioMarin increased to 41%. In conjunction with the sale of Glyko, Inc., the Corporation converted approximately U.S.$3.8 million of intercompany loan to equity in Glyko, Inc. The remaining balance of U.S.$1.2 million was repaid to the Corporation in cash.

Mr. R. William Anderson, a Director of the Corporation, is also an officer of BioMarin and on June 22, 1998, was granted an option to purchase 200,000 shares of BioMarin's common stock at an exercise price of $4.00 per share.

                            INDEBTEDNESS OF DIRECTORS
                     EXECUTIVE OFFICERS AND SENIOR OFFICERS

Other than as described below, no director, senior officer or executive officer of the Corporation or associate of any director, senior officer or executive officer is, or at any time since the beginning of the most recently completed financial year has been, indebted to the Corporation.

Pursuant to the Share Exchange Agreement under which the Corporation sold Glyko, Inc. to BioMarin, the Corporation has loaned Cdn.$1,106,167 to Dr. John Klock to purchase Common Shares of the Corporation upon the exercise of stock options held by Dr. Klock as set forth below. The loans are evidenced by an interest bearing promissory notes due on demand.

The following table sets forth any indebtedness of directors, senior officers or executive officers of the Corporation entered into in connection with the purchase of securities of the Corporation.

------------------------------------------------------------------------------------------------------===================
                                                                  Outstanding
                                                               Indebtedness as of   Number of Common
                                         Largest Amount of     December 31, 1998    Shares Purchased
 Name of Borrower                           Outstanding                                                  Security for
                          Lender            Indebtedness                                                 Indebtedness

------------------------------------------------------------------------------------------------------===================
------------------------------------------------------------------------------------------------------===================
John C. Klock          Corporation         Cdn.$1,106,167        Cdn.$1,106,167         532,672       532,672 Common
                                                                                                      Shares
------------------------------------------------------------------------------------------------------===================

During fiscal 1997 Dr. Klock purchased 800,000 shares of common stock of BioMarin in exchange for a note maturing on July 31, 2000. The note is secured by the underlying stock.

APPROVAL

The contents of this Management Information Circular and the sending thereof to the Shareholders have been authorized by the Board of Directors of the Corporation.


DATED at Toronto this 28th day of January, 1999.



/s/John C.Klock
John C. Klock, M.D.
President and
Chief Executive Officer